UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2014

PETROHUNTER ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-51152 (Commission File Number)	98-0431245 (IRS Employer Identification No.)

910 16th Street, Suite 208, Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

(303) 572-8900

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2014, the registrant increased the number of directors from three to six and elected Daniel Bloch, Nicolas Mathys and Christian Russenberger to fill the vacancies created by the increase. There are no arrangements or understandings between any of the new directors and any other persons, pursuant to which such directors were selected as directors.

Mr. Russenberger is the director of Global Project Finance AG (“Global”), which entered into two Credit and Security Agreements with the registrant in 2007, pursuant to which $39,800,000 was advanced to the registrant. A portion of these loans is collateralized by shares of the registrant’s wholly-owned subsidiary, Sweetpea Petroleum Pty Ltd. (“Sweetpea”). The registrant agreed to pay Global advance fees in connection with these loans. In addition, the registrant borrowed $850,000 from Global in 2007.

The registrant entered into an amendment agreement with Global with respect to the Credit and Security Agreements and the $850,000 loan, in which all defaults under the Agreements and the loan were waived through December 31, 2014. In addition, the terms of the amendment agreement allow for conversion of $6,500,000 of principal amount owed under the existing credit facilities into shares of the registrant’s common stock at $0.10 per share through December 31, 2014.

As of September 30, 2013, approximately $55.4 million was owed to Global under the Credit and Security Agreements, the $850,000 loan and for unpaid advance fees.

Mr. Russenberger has also served as a director of Sweetpea since July 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHUNTER ENERGY CORPORATION

April 10, 2014	By:	/s/ Martin B. Oring
Martin B. Oring Chief Executive Officer